Exhibit 99.1

PATHMARK STORES, INC.

200 MILIK STREET

CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE	CONTACT: HARVEY M. GUTMAN

732-499-4327

PATHMARK ANNOUNCES FIRST QUARTER 2006 RESULTS

Carteret, New Jersey, June 1, 2006 - Pathmark Stores, Inc. (Nasdaq: PTMK) today reported unaudited results for its first quarter ended April 29, 2006.

Sales for the first quarter of fiscal 2006 were $998.5 million, a decrease of 0.4% from $1,002.5 million in the prior year’s first quarter. Same-store sales decreased 0.1% in the first quarter of fiscal 2006. The Company reported a net loss of $5.4 million, or $0.10 per diluted share, in the first quarter of fiscal 2006 compared to a net loss of $2.1 million, or $0.07 per diluted share, in the prior year’s first quarter. The results for the first quarter of fiscal 2006 included a pretax expense of $2.1 million, or $0.02 per diluted share, related to non-cash stock-based compensation. The results for the first quarter of fiscal 2005 included pretax expenses of $0.9 million, or $0.02 per diluted share, related to the Company’s review of strategic alternatives. Excluding these items, the net loss in the first quarter of fiscal 2006 would have been $4.2 million, or $0.08 per diluted share, while the net loss in the first quarter of fiscal 2005 would have been $1.6 million, or $0.05 per diluted share. Adjusted EBITDA in the first quarter of fiscal 2006 was $32.4 million, as compared to $35.5 million last year. Adjusted EBITDA is reconciled to the net loss in Table C.

John Standley, Chief Executive Officer, said, “We are making progress with our operating initiatives. Our first quarter results improved markedly from the third and fourth quarters of 2005. Our merchandising, expense control and logistics initiatives have put us on track towards becoming a profitable company.”

Capital expenditures during the first quarter of fiscal 2006 were $12.1 million. Total capital expenditures for fiscal 2006 are expected to be approximately $70 million. The Company expects to complete 16 store renovations during fiscal 2006.

Pathmark will conduct a conference call at 2:00 p.m. Eastern Daylight Time (EDT) today. The call may be accessed via a simultaneous webcast by visiting www.calleci.com. A replay of the call will be available for 14 days after the completion of the call at 1-877-519-4471, Pass Code 7379465. This press release and other financial and statistical information to be presented on the conference call will be accessible on the web by going to www.pathmark.com, ‘Investor Relations’, then clicking on ‘Press Releases’.

Pathmark Stores, Inc. is a regional supermarket currently operating 141 supermarkets primarily in the New York – New Jersey and Philadelphia metropolitan areas.

Except for historical information contained herein, the matters discussed in this release and the accompanying discussions on the earnings conference call are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, operating costs, stock-based compensation expense, earnings estimates, adjusted EBITDA, sales, same-store sales and capital expenditures and are indicated by words or phrases such as “anticipates”, “believes”, “expects”, “forecasts”, “guidance”, “intends”, “may”, "ongoing", “plans”, “projects”, “will” and similar words and phrases. By their nature, such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements are based on management’s assumptions and beliefs in the light of information currently available to it and assume no significant changes in general economic trends, consumer confidence or other risk factors that may affect the forward-looking statements. The Company expressly disclaims any current intention to update the information contained herein. Factors that may affect results include changes in business and economic conditions generally and in the Company’s operating areas, the competitive environment in which the Company operates and other risks detailed from time to time in the Company’s reports and filings available from the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

(Tables attached)

Table A

Pathmark Stores, Inc.

Operating Results (Unaudited)

(in millions, except per share data)

Consolidated Statements of Operations

	13 Weeks Ended

	April 29, 2006	April 30, 2005

Sales	$998.5	$1,002.5
Cost of goods sold	(709.0)	(717.5)
Gross profit	289.5	285.0
Selling, general and administrative expenses	(259.8)	(250.9)
Depreciation and amortization	(23.0)	(22.2)
Operating earnings	6.7	11.9
Interest expense	(15.5)	(16.3)
Loss before income taxes	(8.8)	(4.4)
Income tax benefit	3.4	2.3
Net loss	$(5.4)	$(2.1)
Weighted average number of shares outstanding– basic and diluted	52.0	30.1
Net loss per share – basic and diluted	$(0.10)	$(0.07)

Supplemental Operating Results Data

	13 Weeks Ended

	April 29, 2006	April 30, 2005

Adjusted EBITDA	$32.4	$35.5
Capital expenditures	$12.1	$6.7
Gross profit (% of sales)	29.0%	28.4%
Selling, general and administrative expenses (% of sales)	26.0%	25.0%
LIFO charge (% of sales)	0.1%	0.1%
Non-cash stock-based compensation expense (% of sales)	0.2%	―%
Adjusted EBITDA (% of sales)	3.3%	3.5%
Net loss (% of sales)	(0.5)%	(0.2)%

Table B

Pathmark Stores, Inc.

Consolidated Balance Sheets (Unaudited)

(in millions)

	April 29, 2006	January 28, 2006

ASSETS
Current assets
Cash and cash equivalents	$68.0	$73.4
Marketable securities	—	4.0
Accounts receivable, net	23.2	21.1
Merchandise inventories	186.3	180.6
Due from suppliers	64.4	69.6
Other current assets	28.6	23.9
Total current assets	370.5	372.6
Property and equipment, net	541.0	552.3
Goodwill	144.7	144.7
Other noncurrent assets	184.6	185.0
Total assets	$1,240.8	$1,254.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$109.1	$100.2
Current maturities of debt	1.3	2.1
Current portion of capital lease obligations	10.1	11.1
Accrued expenses and other current liabilities	163.6	167.1
Total current liabilities	284.1	280.5
Long-term debt	423.6	423.8
Long-term capital lease obligations	166.3	168.5
Deferred income taxes	58.0	62.3
Other noncurrent liabilities	140.8	148.2
Total liabilities	1,072.8	1,083.3
Stockholders’ equity	168.0	171.3
Total liabilities and stockholders’ equity	$1,240.8	$1,254.6

Capitalization

	April 29, 2006	January 28, 2006

Debt	$424.9	$425.9
Capital lease obligations	176.4	179.6
Total debt and capital lease obligations	601.3	605.5
Stockholders’ equity	168.0	171.3
Total capitalization	$769.3	$776.8

Table C

Pathmark Stores, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)

(Dollars in millions)

	13 Weeks Ended

	April 29, 2006	April 30, 2005

Net loss	$(5.4)	$(2.1)
Adjustments to calculate EBITDA:
Interest expense, net	15.5	16.3
Income tax benefit	(3.4)	(2.3)
Depreciation and amortization	23.0	22.2
Non-cash stock-based compensation expense	2.1	—
LIFO charge	0.6	0.5
Strategic alternative expense	—	0.9
Adjusted EBITDA (a)	$32.4	$35.5

(a)

Adjusted EBITDA represents net loss, excluding interest expense, the impact of taxes, depreciation and amortization, non-cash stock-based compensation expense, LIFO adjustments and strategic alternatives expense. We believe that our investors find Adjusted EBITDA to be a useful analytical tool for measuring our performance and for comparing that performance with the performance of other companies in our industry having different capital structures. Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.